EXHIBIT 99.1
FOR IMMEDIATE RELEASE — JANUARY 22, 2008 8:30 AM ET
GAYLORD ENTERTAINMENT EXTENDS CLOSING DATE OF LA CANTERA ACQUISITION
- Gaylord to Seek Capital Partner, Redeploy Capital to Other
Value Enhancing Opportunities -
- Company Provides Financial Update for Full-Year 2007 Earnings -
- Fourth Quarter 2007 Earnings Conference Call Scheduled for Thursday, February 7, 2008
10:00 am EST -
NASHVILLE, Tenn. — January 22, 2008 — Gaylord Entertainment Company (NYSE: GET) today announced that it has amended its purchase agreement for the acquisition of the Westin La Cantera Resort in San Antonio, Texas, extending the closing date to April 30, 2008. The extension will allow Gaylord to bring in an additional capital partner to complete the transaction. Under the amendment, Gaylord retains the right to terminate the purchase agreement for any reason by forfeiting the $10 million deposit it previously made.
The addition of a capital partner will enable Gaylord to explore alternative uses for its capital including, but not limited to, further investment in its existing assets, which include the previously announced expansion plans at both Gaylord Texan and Gaylord Opryland, as well as a potential share buy-back program.
“We continue to believe that La Cantera is a world-class asset, which will nicely complement our portfolio of leading properties designed for the large group convention marketplace. That said, in this market environment, we believe that it is in the best interest of our shareholders to add a capital partner to the transaction so that we can more effectively focus our resources on the many growth initiatives we already have in place. We will work to find the right partner who will take an active interest in helping this very promising asset meet its potential,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment.
Reed continued, “Certainly the recent market conditions have taken an unreasonable toll on the market value of our company, which is now trading at a deep discount relative to the value of our assets and to the strength of our core business. This decision allows us to redirect our capital in ways that will improve our valuation.”
Additionally, Gaylord provided an update on financial results for the full-year 2007.

•	Gaylord Hotels’ total RevPAR and consolidated cash flow are expected to be in-line with previously announced guidance.
•	Gaylord Hotels’ same-store net definite bookings are expected to come in above previously announced guidance.
“The fundamentals driving our business remain solid, as reflected by the exceptional level of advanced bookings,” said Reed. “We have a great company with thousands of dedicated STARS who deliver world-class customer service. In fact, we expect to report record levels of customer satisfaction scores for 2007, underscoring our continued commitment to strengthening our brand.”
Gaylord also announced that contractors for the construction of Gaylord National have recently revised their estimates for the construction labor costs associated with the completion of the project, adding an estimated $50-80 million due to the current high-demand labor market in the Washington D.C. area. Reed stated, “Our first and foremost goal is to make certain that Gaylord National will open on schedule and will showcase the first-class amenities and services with which Gaylord customers have become accustomed. Gaylord National is expected to announce record bookings for the fourth quarter 2007, highlighting the continued impressive demand we are seeing for the hotel from meeting planners and convention customers. That said, we will work aggressively to mitigate this potential cost overrun using all available resources.”
The Company will release its full-year and fourth quarter 2007 earnings results before the market opens on Thursday, February 7, 2008. Management will hold a conference call to discuss these results and the company’s outlook at 10:00 a.m. EST of the same day. This call will be web cast by CCBN and can be accessed at Gaylord Entertainment’s Investor Relations web site at http://ir.gaylordentertainment.com.
The web cast is also distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the costs and timing of the opening of the Gaylord National, increased costs and other risks associated with building, developing and expanding new or existing hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
CONTACT: Investor Relations:
Gaylord Entertainment
Rob Tanner, 615-316-6572
Director Investor Relations
rtanner@gaylordentertainment.com
or
Media:
Gaylord Entertainment
Brian Abrahamson, 615-316-6302
Vice President of Communications
babrahamson@gaylordentertainment.com
or
Sloane & Company
Josh Hochberg, 212-446-1892
jhochberg@sloanepr.com